Perrigo Reports Record Revenue, Earnings and Cash Flow From Operations for Fiscal 2010

ALLEGAN, Mich., Aug. 12 /PRNewswire-FirstCall/ --

  Full-year revenue from continuing operations increased $262 million, or 13 percent, to a record $2.27 billion.

  Adjusted income from continuing operations for the full year increased 50 percent to $263 million, or $2.83 per share.

  GAAP income from continuing operations for the full year increased 59 percent to $224 million, or $2.41 per share.

  Record full year cash flow from operations of $314 million. Strong fourth quarter cash flow of $98 million.

  Management expects full-year fiscal 2011 GAAP earnings per share from continuing operations to be in a range of $3.08 to $3.28 per share. This is an increase of 28% to 36% from fiscal 2010's $2.41 per share.

  Management expects full-year fiscal 2011 adjusted earnings from continuing operations, which now excludes deal-related amortization, to be in a range of $3.40 to $3.60 per share. This is an increase of 12% to 18% from fiscal 2010 presented on a consistent basis.

Perrigo Company (Nasdaq: PRGO; TASE) today announced results for its fourth quarter and full year ended June 26, 2010.

Perrigo's Chairman and CEO Joseph C. Papa commented, "For the fourth straight year, we delivered year-over-year record sales, earnings and cash flow from operations. Despite significant challenges, from competition in our largest product to stronger regulatory oversight, we remained focused on execution and delivered results ahead of our own expectations. During the year, we made two business acquisitions that expanded our portfolio into adjacent categories and new geographical areas. We extended our product pipeline into ophthalmics. We also entered strategic partnerships for new products leveraging Perrigo's powerful sales, marketing and distribution capabilities. We are continuing along our strategic path in these challenging times to make quality healthcare more affordable to consumers around the globe."

The Company's reported results are summarized in the attached Consolidated Statements of Income, Balance Sheets and Cash Flows. As part of management's continued strategic review of the Company's portfolio of businesses, management committed to a plan to sell, and subsequently sold on February 26, 2010, the Company's Israel Consumer Products business. The results of this business are reflected in the consolidated financial statements as discontinued operations for all periods presented.

Perrigo Company (from continuing operations, in thousands, except per share amounts) (see the attached Table II for reconciliation to GAAP numbers)

	Fourth Quarter		Fiscal Year
	2010	2009	2010	2009
Net Sales	$619,395	$508,209	$2,268,870	$2,006,862
Reported Income	$49,698	$32,280	$224,097	$141,098
Adjusted Income	$66,195	$46,927	$262,648	$174,637
Reported Diluted EPS	$0.53	$0.35	$2.41	$1.51
Adjusted Diluted EPS	$0.71	$0.50	$2.83	$1.87
Diluted Shares	92,948	93,290	92,845	93,629

Fourth Quarter Results

Net sales from continuing operations for the fourth quarter of fiscal 2010 were $619 million, an increase of 22% compared to last year. Reported income from continuing operations was $50 million, or $0.53 per share, a strong increase over $32 million, or $0.35 per share, a year ago. Excluding the charges as outlined in Table II at the end of this release, fourth quarter fiscal 2010 adjusted income from continuing operations was $66 million, or $0.71 per share. Reported operating income included approximately $10 million in inventory step-up charges related to the acquisitions of PBM Holdings, Inc. (PBM) and Orion Laboratories (Orion).

Fiscal Year Results

Net sales for fiscal 2010 were $2.27 billion, an increase of 13% over fiscal 2009. The increase was driven largely by strong performance in the Consumer Healthcare and Rx segments. The growth included consolidated new product sales of approximately $125 million. Reported gross profit was $746 million, up 25%, and the reported gross margin was 32.9%, up from 29.7% last year. The gross margin improvement was driven primarily by new products. Reported operating margin increased 250 basis points to 14.8% and adjusted operating margin increased 360 basis points to 16.9%. Reported income from continuing operations was $224 million, an increase of 59%. Adjusted income from continuing operations was $263 million, or an increase of 50% from fiscal 2009.

Consumer Healthcare

Consumer Healthcare segment net sales in the fourth quarter were $481 million, compared with $407 million in the fourth quarter last year, an increase of $74 million or 18%. The increase resulted from $46 million of sales attributable to the acquisitions of PBM and Orion, $19 million of new product sales and $17 million from higher sales volumes of existing products, primarily in the analgesic category, as well as from favorable changes in foreign currency exchange rates, which increased sales by $2 million. These increases were partially offset by a decline of approximately $10 million in sales from existing products, primarily in gastrointestinal, nutrition and oral electrolytes categories. Reported gross profit was $144 million, compared to $120 million a year ago. Adjusted gross profit was $154 million compared to $120 million a year ago. Adjusted gross margin increased 270 basis points to 32.1%, largely driven by acquisitions, increased sales in analgesics and favorable product mix. Reported operating income was $67 million, compared with $56 million a year ago, and adjusted operating income was $77 million compared to $56 million a year ago. Adjusted operating margin increased 210 basis points to 15.9% due to the strong gross margin improvement.

For fiscal year 2010, Consumer Healthcare net sales increased $194 million or 12%, compared to fiscal 2009.  The increase resulted from approximately $89 million in incremental sales from the Company's acquisitions of PBM, Orion, J.B. Laboratories, Unico Holdings and Laboratorios Diba, new product sales of $70 million and an increase in sales of existing products of $61 million, primarily in the gastrointestinal, cough/cold and analgesics categories. This growth was partially offset by $19 million in decreased sales from existing products, primarily in the nutrition, feminine hygiene and smoking cessation categories. Net sales were also reduced by approximately $7 million as a result of foreign currency exchange rates. Reported gross profit was $561 million, compared to $460 million a year ago. Adjusted gross profit was $571 million, compared to $465 million a year ago. Adjusted gross margin increased 280 basis points to 31.2%, largely driven by acquisitions, new product sales and lower inventory costs. Reported operating income was $305 million, compared with $234 million a year ago, and adjusted operating income was $315 million, compared to $239 million a year ago. Adjusted operating margin increased 260 basis points to 17.2%.

On May 3, 2010, the Company announced that it had closed the previously announced acquisition of PBM.

On May 5, 2010, the Company announced that it had acquired the exclusive U.S. store brand rights to sell and distribute Dextromethorphan Polistirex Extended Release Suspension Cough Suppressant, the generic version of Reckitt Benckiser's Delsym®, from Tris Pharma.

On June 3, 2010, the Company announced that it had received final approval from the U.S. Food and Drug Administration (FDA) for its abbreviated new drug application (ANDA) for over-the-counter (OTC) Miconazole Nitrate Vaginal Cream and Suppository, a generic to Monistat® -1 Combination Pack.

On June 29, 2010, the Company announced that it had acquired the exclusive U.S. store brand rights to sell and distribute OTC versions of Fexofenadine HCl 180 mg and 60 mg tabs, plus Fexofenadine HCl 60 mg and Pseudoephedrine 120 mg tabs, the generic versions of Sanofi-Aventis' Allegra® and Allegra® D-12 products.

On July 26, 2010, the Company announced that it had received final approval from the FDA to manufacture and market OTC Cetirizine Cherry Syrup, 1mg/ml.

Rx Pharmaceuticals

The Rx Pharmaceuticals segment fourth quarter net sales were $84 million, compared with approximately $49 million a year ago, an increase of 72%. This increase was due primarily to an increase in new product sales and increased sales in over-the-counter Rx (ORx). Reported gross profit was $33 million, compared to $21 million a year ago. The increase was due primarily to new product sales, increased sales in ORx and less downward pricing pressure. Gross margin decreased 360 basis points to 39.4%. The decrease was due primarily to the successful new product launch of imiquimod cream, of which the Company is the authorized generic distributor and recognizes a lower gross margin in line with such contracts. Reported operating income was approximately $17 million, an increase of $5 million from last year, and adjusted operating income was $22 million, compared to $12 million a year ago. Adjusted operating margin increased 90 basis points from last year to 25.7% due to increased operating expense leverage.

For fiscal year 2010, net sales for the Rx Pharmaceuticals segment increased 45% over fiscal 2009. Net sales increased due to higher sales of existing products, new product sales, less downward pricing pressure and an increase in service and royalty revenue.

On May 26, 2010, the Company announced that it had acquired rights to Novel Laboratories' (Novel) pending ANDA for HalfLytely® and Bisacodyl Tablets Bowel Prep Kit (PEG-3350, sodium chloride, sodium bicarbonate and potassium chloride for oral solution and bisacodyl delayed-release tablets).

On June 2, 2010, the Company announced that, on May 27, 2010, Novel received tentative approval from the FDA on its ANDA for the generic version of HalfLytely®.

On July 14, 2010, the Company announced its filing with the FDA for its ANDA for Clobetasol Propionate Emulsion Foam, 0.05%. The Company believes it is first-to-file on this product.

On July 30, 2010, the Company announced its filing with the FDA for its ANDA for the generic version of Gynazol-1®. On July 29, 2010, KV Pharmaceutical Company filed suit in the United States District Court for the District of Delaware, alleging patent infringement to prevent the Company from proceeding with the commercialization of this product.

API

The API segment reported fourth quarter net sales of $38 million, compared with $39 million a year ago. The decrease was due primarily to lower sales of existing products, which was partially offset by new product sales and dossier sales. Reported operating income increased approximately $12 million due primarily to charges related to the restructuring in Germany that were included in fiscal 2009. Adjusted operating income decreased $1 million. Adjusted operating margin decreased 170 basis points to 22%.

For fiscal year 2010, net sales increased 2% or $3 million, compared to fiscal 2009. Reported operating income increased $14 million over last year, and adjusted operating income increased $8 million over last year to $23 million. Adjusted operating margin increased 570 basis points to 16.8%.

Other

Continuing operations for the Other category, consisting of the Israel Pharmaceutical and Diagnostic Products operating segment, reported fourth quarter net sales of $16 million compared with $13 million a year ago. The operating segment reported operating income of approximately $1 million, compared to operating income of $2 million for fiscal 2009. Net sales for fiscal 2010 decreased 13% compared to fiscal 2009. The decrease was due primarily to approximately $22 million related to the loss of a customer contract.

Guidance

Chairman and CEO Joseph C. Papa concluded, "We had strong performance and execution across our businesses during fiscal 2010, and in fiscal 2011, we look to build on that success. We expect fiscal 2011 reported diluted earnings from continuing operations to be between $3.08 and $3.28 per share as compared to $2.41 in fiscal 2010. Excluding the charges outlined in Table III at the end of this release, we expect fiscal 2011 adjusted diluted earnings from continuing operations to be between $3.40 and $3.60 per share as compared to $3.04 in fiscal 2010. This new range implies a year-over-year growth rate of adjusted earnings from continuing operations of 12% to 18% over fiscal 2010 adjusted diluted EPS."

Perrigo will host a conference call to discuss fiscal 2010 fourth quarter and year end results at 10:00 a.m. (ET) on Thursday, August 12. The conference call will be available live via webcast to interested parties on the Perrigo website http://www.perrigo.com or by phone 877-248-9413, International 973-582-2737 and reference ID# 88720364. A taped replay of the call will be available beginning at approximately 2:00 p.m. (ET) Thursday, August 12, until midnight Friday, August 27, 2010. To listen to the replay, call 800-642-1687, International 706-645-9291, access code 88720364.

Perrigo Company is a leading global healthcare supplier that develops, manufactures and distributes OTC and generic prescription (Rx) pharmaceuticals, infant formulas, nutritional products, active pharmaceutical ingredients (API) and pharmaceutical and medical diagnostic products.  The Company is the world's largest store brand manufacturer of OTC pharmaceutical products and infant formulas. The Company's primary markets and locations of manufacturing and logistics operations are the United States, Israel, Mexico, the United Kingdom and Australia. Visit Perrigo on the Internet (http://www.perrigo.com).

Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections.  While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company's control. These and other important factors, including those discussed under "Risk Factors" in the Company's Form 10-K for the year ended June 26, 2010, as well as the Company's subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PERRIGO COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Fiscal Year
	2010	2009	2008

Net sales	$2,268,870	$2,006,862	$1,729,921
Cost of sales	1,522,854	1,410,865	1,212,193
Gross profit	746,016	595,997	517,728

Operating expenses
Distribution	28,388	24,203	25,152
Research and development	82,509	77,922	72,191
Selling and administration	270,701	231,639	220,429
Subtotal	381,598	333,764	317,772
Write-off of in-process
research and development	19,000	279	2,786
Restructuring	9,523	14,647	2,312
Total	410,121	348,690	322,870

Operating income	335,895	247,307	194,858
Interest, net	28,778	27,154	17,415
Other expense (income), net	(1,069)	1,269	(503)
Investment impairment	-	15,104	-

Income from continuing operations before	308,186	203,780	177,946
Income tax expense	84,089	62,682	37,749
Income from continuing operations	224,097	141,098	140,197
Income (loss) from discontinued operations, net of tax	(1,551)	2,951	(4,424)
Net income	$222,546	$144,049	$135,773

Earnings (loss) per share (1)
Basic
Continuing operations	$2.45	$1.53	$1.51
Discontinued operations	(0.02)	0.03	(0.05)
Basic earnings per share	$2.43	$1.56	$1.46
Diluted
Continuing operations	$2.41	$1.51	$1.47
Discontinued operations	(0.02)	0.03	(0.05)
Diluted earnings per share	$2.40	$1.54	$1.43

Weighted average shares outstanding
Basic	91,399	92,183	93,124
Diluted	92,845	93,629	95,210

Dividends declared per share	$0.2425	$0.215	$0.195

(1) The sum of individual per share amounts may not equal due to rounding.

PERRIGO COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 26,	June 27,
Assets	2010	2009
Current assets
Cash and cash equivalents	$97,568	$316,133
Restricted cash	400,000	-
Investment securities	557	3
Accounts receivable, net	358,500	325,810
Inventories	448,871	384,794
Current deferred income taxes	26,648	23,261
Income taxes refundable	13,864	8,926
Prepaid expenses and other current assets	28,071	23,658
Current assets of discontinued operations	7,214	51,699
Total current assets	1,381,293	1,134,284

Property and equipment
Land	37,189	22,876
Buildings	306,322	262,990
Machinery and equipment	542,442	478,085
	885,953	763,951
Less accumulated depreciation	(437,037)	(409,634)
	448,916	354,317

Restricted cash	-	400,000
Goodwill and other indefinite-lived intangible assets	622,745	268,819
Other intangible assets, net	587,094	214,207
Other non-current assets	52,688	49,756
Non-current assets of discontinued operations	-	21,854
	$3,092,736	$2,443,237

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$258,493	$271,537
Notes payable	9,000	-
Payroll and related taxes	82,088	54,196
Accrued customer programs	59,898	54,461
Accrued liabilities	88,750	61,704
Accrued income taxes	3,048	3,334
Current portion of long-term debt	400,000	17,181
Current liabilities of discontinued operations	5,428	19,620
Total current liabilities	906,705	482,033

Non-current liabilities
Long-term debt, less current portion	935,000	875,000
Non-current deferred income taxes	55,333	65,326
Other non-current liabilities	107,043	86,476
Non-current liabilities of discontinued operations	-	11,933
Total non-current liabilities	1,097,376	1,038,735

Shareholders' Equity
Controlling interest shareholders' equity:
Preferred stock, without par value, 10,000 shares authorized	-	-
Common stock, without par value, 200,000 shares authorized	428,457	452,243
Accumulated other comprehensive income	39,048	50,592
Retained earnings	619,303	419,086
	1,086,808	921,921
Noncontrolling interest	1,847	548
Total shareholders' equity	1,088,655	922,469
	$3,092,736	$2,443,237

Supplemental Disclosures of Balance Sheet Information
Related to Continuing Operations
Allowance for doubtful accounts	$7,657	$11,394
Working capital	$472,802	$620,172
Preferred stock, shares issued and outstanding	-	-
Common stock, shares issued and outstanding	91,694	92,209

PERRIGO COMPANY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
(in thousands)

			Accumulated
	Common Stock		Other
	Issued		Comprehensive	Comprehensive	Retained
	Shares	Amount	Income (loss)	Income (loss)	Earnings
Balance at June 30, 2007	93,395	519,419	56,676	124,330	178,374

Net income	-	-	-	135,773	135,773
Accumulated other comprehensive income (loss):
Change in fair value of derivative financial
instruments, net of $1,852 tax	-	-	(3,440)	(3,440)	-
Foreign currency translation adjustments	-	-	105,826	105,826	-
Change in fair value of investment securities	-	-	(3,453)	(3,453)	-
Post-retirement liability adjustments, net of $229 tax	-	-	(425)	(425)	-
Adjustment to adopt ASC Subtopic 740-10	-	-	-	-	(5,934)
Issuance of common stock under:
Stock options	2,393	32,210	-	-	-
Restricted stock plan	19	-	-	-	-
Compensation for stock options	-	2,730	-	-	-
Compensation for restricted stock	-	5,739	-	-	-
Cash dividends, $0.195 per share	-	-	-	-	(18,219)
Tax effect from stock transactions	-	6,603	-	-	-
Purchases and retirements of common stock	(2,496)	(78,164)	-	-	-
Balance at June 28, 2008	93,311	488,537	155,184	234,281	289,994

Net income	-	-	-	144,049	144,049
Accumulated other comprehensive income (loss):
Change in fair value of derivative financial
instruments, net of $162 tax	-	-	300	300	-
Foreign currency translation adjustments	-	-	(103,450)	(103,450)	-
Change in fair value of investment securities	-	-	3,956	3,956	-
Adjustment to adopt ASC 320-10-65	-	-	(5,000)	(5,000)	5,000
Post-retirement liability adjustments, net of $214 tax	-	-	(398)	(398)	-
Issuance of common stock under:
Stock options	720	10,062	-	-	-
Restricted stock plan	14	-	-	-	-
Compensation for stock options	-	3,313	-	-	-
Compensation for restricted stock	-	7,040	-	-	-
Cash dividends, $0.215 per share	-	-	-	-	(19,957)
Tax effect from stock transactions	-	5,780	-	-	-
Purchases and retirements of common stock	(1,836)	(62,489)	-	-	-
Balance at June 27, 2009	92,209	452,243	50,592	39,457	419,086

Net income	-	-	-	222,546	222,546
Accumulated other comprehensive income (loss):
Change in fair value of derivative financial
instruments, net of $898 tax	-	-	1,668	1,668	-
Foreign currency translation adjustments	-	-	(12,212)	(12,212)	-
Change in fair value of investment securities	-	-	(568)	(568)	-
Post-retirement liability adjustments, net of $233 tax	-	-	(432)	(432)	-
Issuance of common stock under:
Stock options	1,347	21,444	-	-	-
Restricted stock plan	200	-	-	-	-
Compensation for stock options	-	3,854	-	-	-
Compensation for restricted stock	-	10,842	-	-	-
Cash dividends, $0.2425 per share	-	-	-	-	(22,329)
Tax effect from stock transactions	-	11,162	-	-	-
Purchases and retirements of common stock	(2,062)	(71,088)	-	-	-
Balance at June 26, 2010	91,694	$428,457	$39,048	$211,002	$619,303

PERRIGO COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year
	2010	2009	2008
Cash Flows From (For) Operating Activities
Net income	$222,546	$144,049	$135,773
Adjustments to derive cash flows
Write-off of in-process research and development	19,000	279	2,786
Depreciation and amortization	76,133	70,142	69,231
Restructuring and asset impairment	9,523	31,351	12,658
Gain on sale of business	(750)	-	-
Share-based compensation	14,696	10,353	8,469
Income tax benefit from exercise of stock options	(1,302)	(3,490)	3,992
Excess tax benefit of stock transactions	(9,860)	(2,290)	(10,595)
Deferred income taxes	(10,347)	(1,422)	(1,542)
Sub-total	319,639	248,972	220,772

Changes in operating assets and liabilities, net of asset and business acquisitions and disposition
Accounts receivable	(6,886)	6,446	(38,742)
Inventories	(30,199)	341	(72,480)
Income taxes refundable	4,938	(1,066)	(6,883)
Accounts payable	(21,166)	24,821	67,638
Payroll and related taxes	30,523	(20,621)	27,046
Accrued customer programs	5,142	1,124	5,450
Accrued liabilities	4,716	(13,483)	1,773
Accrued income taxes	8,275	13,201	31,274
Other	(809)	(1,390)	8,467
Sub-total	(5,466)	9,373	23,543
Net cash from operating activities	314,173	258,345	244,315

Cash Flows (For) From Investing Activities
Purchase of securities	-	-	(176,298)
Proceeds from sales of securities	-	-	208,097
Acquired research and development	(19,000)	-	-
Additions to property and equipment	(55,892)	(59,238)	(44,824)
Proceeds from sale of business	35,980	-	-
Cash acquired in asset exchange	-	2,115	-
Acquisitions of assets	(10,262)	(1,000)	(12,401)
Acquisitions of businesses, net of cash acquired	(868,802)	(88,248)	(83,312)
Equity investment	-	-	(12,500)
Net cash for investing activities	(917,976)	(146,371)	(121,238)

Cash Flows (For) From Financing Activities
Repayments of short-term debt, net	(8,771)	(13,736)	(11,776)
Borrowings of long-term debt	625,000	-	465,000
Repayments of long-term debt	(165,000)	(31,380)	(225,801)
Deferred financing fees	(5,813)	-	-
Excess tax benefit of stock transactions	9,860	2,290	10,595
Issuance of common stock	21,444	10,062	32,210
Repurchase of common stock	(71,088)	(62,489)	(78,164)
Cash dividends	(22,329)	(19,957)	(18,219)
Net cash (for) from financing activities	383,303	(115,210)	173,845

Effect of exchange rate changes on cash	1,931	769	(8,623)
Net increase (decrease) in cash and cash equivalents	(218,569)	(2,467)	288,299

Cash and cash equivalents of continuing operations, beginning of period	316,133	318,599	30,301
Cash balance of discontinued operations, beginning of period	4	5	4
Cash and cash equivalents, end of period	97,568	316,137	318,604
Less cash balance of discontinued operations, end of period	-	(4)	(5)
Cash and cash equivalents of continuing operations, end of period	$97,568	$316,133	$318,599

Supplemental Disclosures of Cash Flow Information
Cash paid/received during the year for:
Interest paid	$43,617	$47,066	$37,111
Interest received	$21,336	$24,348	$21,664
Income taxes paid	$76,051	$73,276	$32,718
Income taxes refunded	$1,433	$11,283	$7,693

Table I
PERRIGO COMPANY
SEGMENT INFORMATION
(in thousands)
(unaudited)

	Fourth Quarter*		Fiscal Year*
	2010	2009	2010	2009
Segment Net Sales
Consumer Healthcare	$ 481,001	$ 407,009	$ 1,833,023	$ 1,638,770
Rx Pharmaceuticals	84,148	48,840	237,648	164,163
API	37,993	38,940	139,287	136,002
Other	16,253	13,420	58,912	67,927
Total	$ 619,395	$ 508,209	$ 2,268,870	$ 2,006,862

Segment Operating Income (Loss)
Consumer Healthcare	$ 66,750	$ 56,059	$ 304,582	$ 233,756
Rx Pharmaceuticals	16,645	12,090	50,142	29,028
API	6,301	(5,409)	14,526	433
Other	704	2,353	2,696	7,680
Unallocated expenses	(12,849)	(9,569)	(36,051)	(23,590)
Total	$ 77,551	$ 55,524	$ 335,895	$ 247,307

*All information based on continuing operations.

Table II
PERRIGO COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Fourth Quarter*			Fiscal Year*
	2010	2009	% Change	2010	2009	% Change

Net sales	$ 619,395	$ 508,209	22%	$ 2,268,870	$ 2,006,862	13%

Reported gross profit	$ 199,211	$ 163,853	22%	$ 746,016	$ 595,997	25%
Inventory step-ups	9,873	-		10,904	2,923
Impairment of fixed assets	-	-		-	1,600
Adjusted gross profit	$ 209,084	$ 163,853	28%	$ 756,920	$ 600,520	26%
Adjusted gross profit %	33.8%	32.2%		33.4%	29.9%

Reported operating income	$ 77,551	$ 55,524	40%	$ 335,895	$ 247,307	36%
Inventory step-ups	9,873	-		10,904	2,923
Write-offs of in-process R&D	5,000	-		19,000	279
Impairment of fixed assets	-	-		-	1,600
Restructuring charges	2,049	14,647		9,523	14,647
Acquisition costs	5,137	-		8,189	-
Loss on asset exchange	-	-		-	639
Adjusted operating income	$ 99,610	$ 70,171	42%	$ 383,511	$ 267,395	43%
Adjusted operating income %	16.1%	13.8%		16.9%	13.3%

Reported interest and other, net	$ 11,063	$ 5,393	105%	$ 27,709	$ 43,527	-36%
Acquisition costs	(2,800)	-		(3,500)	-
Investment impairment	-	-		-	(15,104)
Adjusted interest and other, net	$ 8,263	$ 5,393	53%	$ 24,209	$ 28,423	-15%

Reported income from continuing operations	$ 49,698	$ 32,280	54%	$ 224,097	$ 141,098	59%
Inventory step-ups (1)	6,159	-		6,932	1,956
Restructuring charges- Florida (1)	-	-		431	-
Restructuring charges - Germany (2)	2,049	14,647		8,824	14,647
Acquisition costs - Orion (2)	-	-		600	-
Acquisition costs - PBM (1)	5,119	-		7,152	-
Write-offs of in-process R&D (1)	3,170	-		14,612	201
Impairment of fixed assets (1)	-	-		-	992
Investment impairment (2)	-	-		-	15,104
Loss on asset exchange (2)	-	-		-	639
Adjusted income from continuing operations	$ 66,195	$ 46,927	41%	$ 262,648	$ 174,637	50%

Diluted earnings per share from continuing operations
Reported	$ 0.53	$ 0.35	51%	$ 2.41	$ 1.51	60%
Adjusted	$ 0.71	$ 0.50	42%	$ 2.83	$ 1.87	51%

Diluted weighted average shares outstanding	92,948	93,290		92,845	93,629

(1) Net of taxes
(2) Not tax affected

*All information based on continuing operations.

Table II (Continued)
REPORTABLE SEGMENTS
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)
(unaudited)

	Fourth Quarter*			Fiscal Year*
	2010	2009	% Change	2010	2009	% Change
Consumer Healthcare
Net sales	$ 481,001	$ 407,009	18%	$ 1,833,023	$ 1,638,770	12%

Reported gross profit	$ 144,377	$ 119,784	21%	$ 561,482	$ 460,135	22%
Inventory step-ups	9,873	-		9,873	2,923
Impairment of fixed assets	-	-		-	1,600
Adjusted gross profit	$ 154,250	$ 119,784	29%	$ 571,355	$ 464,658	23%
Adjusted gross profit %	32.1%	29.4%		31.2%	28.4%

Reported operating income	$ 66,750	$ 56,059	19%	$ 304,582	$ 233,756	30%
Restructuring charges - Florida	-	-		699	-
Inventory step-ups	9,873	-		9,873	2,923
Impairment of fixed assets	-	-		-	1,600
Loss on asset exchange	-	-		-	639
Adjusted operating income	$ 76,623	$ 56,059	37%	$ 315,154	$ 238,918	32%
Adjusted operating income %	15.9%	13.8%		17.2%	14.6%

Rx Pharmaceuticals
Net sales	$ 84,148	$ 48,840	72%	$ 237,648	$ 164,163	45%

Reported operating income	$ 16,645	$ 12,090	38%	$ 50,142	$ 29,028	73%
Write-off of in-process R&D - ANDA	5,000	-		19,000	-
Adjusted operating income	$ 21,645	$ 12,090	79%	$ 69,142	$ 29,028	138%
Adjusted operating income %	25.7%	24.8%		29.1%	17.7%

API
Net sales	$ 37,993	$ 38,940	-2%	$ 139,287	$ 136,002	2%

Reported operating income (loss)	$ 6,301	$ (5,409)	-216%	$ 14,526	$ 433	3255%
Restructuring charges - Germany	2,049	14,647		8,824	14,647
Adjusted operating income	$ 8,350	$ 9,238	-10%	$ 23,350	$ 15,080	55%
Adjusted operating income %	22.0%	23.7%		16.8%	11.1%

Other
Net sales	$ 16,253	$ 13,420	21%	$ 58,912	$ 67,927	-13%

Reported gross profit	$ 5,875	$ 5,939	-1%	$ 21,012	$ 24,504	-14%
Inventory step-ups - Asset acquisitions	-	-		1,031	-
Adjusted gross profit	$ 5,875	$ 5,939	-1%	$ 22,043	$ 24,504	-10%
Adjusted gross profit %	36.1%	44.3%		37.4%	36.1%

Reported operating income	$ 704	$ 2,353	-70%	$ 2,696	$ 7,680	-65%
Inventory step-ups - Asset acquisitions	-	-		1,031	-
Adjusted operating income	$ 704	$ 2,353	-70%	$ 3,727	$ 7,680	-51%
Adjusted operating income %	4.3%	17.5%		6.3%	11.3%

Unallocated
Reported operating loss	$ (12,849)	$ (9,569)	34%	$ (36,051)	$ (23,590)	53%
Acquisition costs	5,137	-		8,189	-
Write-off of in-process R&D - Diba acquisition	-	-		-	279
Adjusted operating loss	$ (7,712)	$ (9,569)	-19%	$ (27,862)	$ (23,311)	20%

*All information based on continuing operations.

Fiscal 2011*
Guidance
FY11 reported diluted EPS from continuing operations range	$3.08 - $3.28
Deal-related amortization (1)	0.32
FY11 adjusted diluted EPS from continuing operations range	$3.40 - $3.60

Fiscal 2010*
FY10 reported diluted EPS from continuing operations	$2.41
Charges associated with inventory step-ups	0.075
Charges associated with acquired research and development	0.157
Charges associated with acquisition costs	0.083
Charges associated with restructuring	0.100
FY10 adjusted diluted EPS from continuing operations, including deal-related amortization	$2.83
Deal-related amortization (1)	0.21
FY10 adjusted diluted EPS from continuing operations, excluding deal-related amortization	$3.04

(1) Amortization of acquired intangible assets related to business combinations and asset acquisitions

*All information based on continuing operations.

CONTACT:  Arthur J. Shannon, Vice President, Investor Relations and Communication, +1-269-686-1709, ajshannon@perrigo.com, or Daniel B. Willard, Manager, Investor Relations and Communication, +1-269-686-1597, dbwillard@perrigo.com